Exhibit 10.16

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS
OF
C&F FINANCIAL CORPORATION

The following are the base salaries (on an annual basis) effective as of January 1, 2012 of the named executive officers of C&F Financial Corporation:

Larry G. Dillon	$275,000
Chairman, President and Chief Executive Officer

Thomas F. Cherry	$230,000
Executive Vice President, Chief Financial Officer and Secretary

Bryan E. McKernon	$195,000
President and Chief Executive Officer of C&F Mortgage Corporation